Exhibit 99.1

Press Release

Source: Coates International, Ltd.

Coates Completes Development
Coates to Deliver Third CSRV Engine

Thursday, October 18, 2007: FOR IMMEDIATE RELEASE

WALL TOWNSHIP, N.J.--(Market Wire) —Coates International, Ltd. (OTCBB: COTE) - In a landmark achievement in the history of Coates International, Ltd., George J. Coates, Chief Executive Officer announced the completion of the development of its natural gas powered Coates Spherical Rotary Valve (CSRV) engine for incorporation in electric power generators.  We have now developed and tested the 855 C.I. Industrial six cylinder CSRV engine and are making plans to commence production shortly.

Equally important is the letter we transmitted to Well-to-Wire Energy (WWE) today confirming that arrangements are being made for Well-to-Wire to collect the third CSRV engine provided for in both our research and development and our licensing agreements.  These agreements provide for up to a 90-day testing period in the field, immediately after which fulfillment of the first purchase order from WWE shall begin.  WWE intends to deploy these engines for use in generating electrical power to operate equipment in oil fields throughout Canada. Results of the independent testing of the newly developed engines met or exceeded all of the specifications in our research and development and licensing agreements with WWE.

In addition, at that time, the Company will have satisfied all conditions for earning the balance of the fees pursuant to its research and development agreement amounting to $3.8 million and the balance of the fee provided for in the licensing agreement of $4.7 million.  These events will also trigger the minimum annual quota under the licensing agreement, which requires that WWE purchase at least 120 engines per year in order to maintain exclusivity as the sole licensee for the territory of Canada.

The Company will now concentrate on its next missions in negotiating new license agreements and, of course, our production schedules.

About Coates International, Ltd.:  Coates has just completed final refinements to a patented spherical rotary valve CSRV Internal Combustion Engine developed over a period of more than 15 years. The underlying CSRV technology was invented by George J. Coates and his son Gregory. The CSRV system is adaptable to combustion engines of many types. This technology is currently adapted to a number of practical applications, including industrial generators powered by engines incorporating the CSRV technology and designed to run on flare-off gas from oil wells, landfill gas and raw natural gas. The Company is actively engaged in planning for production and rollout of these engines.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially from forecasted results. These risks and uncertainties include market conditions, regulatory approvals, and other risks inherent in our operations. For a discussion of these risks and uncertainties, please see our filings with the Securities and Exchange Commission. Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

Contact:
Coates International, Ltd.
Susan Alpert, 732-449-7717
info@coatesengine.com
www.coatesengine.com